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                        [First Capital, Inc. Letterhead]

                             Report to Shareholders
                             ----------------------

First Capital, Inc.

                              THIRD QUARTER REPORT

The third quarter is starting to show signs of margin pressure directly related to the flat/inverted shape of the U.S.Treasury yield curve.While year-to-date earnings are slightly ahead of last year, our third quarter results show a decline in net income from $975,000 to $852,000.

This reduction is the direct effect of the continued pressure on funding cost for loan growth.While we have had good loan growth, our higher funding cost put continued pressure on our spread. It is a challenge to achieve our historical margins when short and long term funding rates are the same.The challenge is pricing quality loans that give us our desired spread, leading to an improved margin.

In our efforts to find opportunities for growth of lower cost funds and especially growth in checking and savings accounts, we have applied for two branch locations. One is new and the other is a relocation of an existing branch.We expect approval for our new location in Salem, Indiana in the near future. Salem is a growing community that offers us an opportunity to expand our market share in Washington County,Indiana.We are confident we can add this office to our existing franchise without significant impact on our overhead.We have a very good reputation in this market and currently service customers on the fringes of Salem.

Our other move is relocating our Edwardsville Office from the existing location to a new location that is part of a commercial development on Highway 64.We are negotiating to locate our new office in a historic home site, which is a landmark in this area. Our new office will incorporate the house in with the office.We are confident moving to a location on the highway, where we will experience much higher traffic, will offer us greater opportunities for growth.

Our goal continues to be transitioning our balance sheet from that of a traditional thrift to be more like a commercial bank. We will put all of our efforts into managing through this challenging rate environment while staying focused on overall growth.

Sincerely,

/s/ William Harrod

William Harrod
President and CEO

NINE MONTHS ENDED SEPTEMBER 30, 2006

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First Capital, Inc.

                              THIRD QUARTER REPORT

CORPORATE ADDRESS                               BALANCE SHEET HIGHLIGHTS                           As of September 30,     Percent
First Capital, Inc.                             (In thousands, except per share information)       2006           2005      Change
220 Federal Drive, NW                           ------------------------------------------------------------------------------------
Corydon, Indiana 47112                          Total loans (excluding loans held for sale)        $342,915   $321,225       6.75%
                                                Allowance for loan losses                             2,262      2,175       4.00%
                                                Allowance for loan losses as a percentage              0.66%      0.68%     -2.58%
COMMON SHARES                                     of total loans (excluding loans held for sale)
The common shares of the Company are listed on  Total assets                                       $451,725   $437,657       3.21%
The Nasdaq Stock Market*. The trading symbol is Total deposits                                      323,628    324,256      -0.19%
FCAP. In newspaper listings, Company shares are Other borrowings                                     81,634     68,649      18.92%
frequently listed as First Capital, Inc.        Shareholders equity                                  43,508     41,842       3.98%
                                                Book value per share *                                15.28      14.68       4.15%

TRANSER AGENT
Investor Relations Department                                                                                                Nine
Registrar and Transfer Company                                                     Three Months          Nine Months        Months'
10 Commerce Drive                               INCOME STATEMENT SUMMARY       Ended September 30,    Ended September 30,   Percent
Cranford, New Jersey 07016-9982                 (In thousands)                 2006           2005    2006           2005    Change
Tel: (800) 368-5948                             ------------------------------------------------------------------------------------
www.rtco.com                                    Net interest income             $ 3,284    $ 3,381    $10,183     $ 9,928     2.57%
                                                Provision for loan losses           215        150        585         463    26.35%
                                                Noninterest income                  830        727      2,376       2,268     4.76%
                                                Noninterest  expense              2,645      2,465      7,905       7,648     3.36%
MARKET MAKERS                                   Earnings before taxes             1,254      1,493      4,069       4,085    -0.39%
Sweeney Cartwright                              Provision for income taxes          402        518      1,347       1,382    -2.53%
Keefe, Bruyette & Woods, Inc.                   Net income                          852        975      2,722       2,703     0.70%
UBS Financial Services
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                                                                                                                             Nine
                                                                                 Three Months            Nine Months        Months'
                                                                               Ended September 30,    Ended September 30,   Percent
                                     OTHER FINANCIAL DATA                      2006           2005    2006           2005    Change
                                     -----------------------------------------------------------------------------------------------
                                     Diluted earnings per share *               $ 0.30      $ 0.34    $ 0.96     $  0.95      1.05%
                                     Cash dividends per share *                   0.17        0.16      0.51        0.46     10.87%
                                     Return on average assets (annualized)        0.77%       0.90%     0.82%       0.84%    -2.38%
                                     Return on average equity (annualized)        7.94%       9.36%     8.52%       8.75%    -2.63%
                                     Net interest margin                          3.24%       3.42%     3.38%       3.37%     0.30%
                                     Net overhead expense as a percentage
                                         of average assets (annualized)           2.38%       2.27%     2.39%       2.37%     0.84%

* Per share information provided gives effect to the 10% stock dividend declared on June 19, 2006.
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